                                                                                                      Exhibit (12)



                                                       Pitney Bowes Inc.
                                  Computation of Ratio of Earnings to Fixed Charges (1)
                                  -----------------------------------------------------

(Dollars in thousands)                           Three Months Ended                      Six Months Ended
                                                      June 30,                               June 30,
                                          ---------------------------------     ---------------------------------
                                                    2003               2002                2003              2002
                                          --------------     --------------     ---------------    --------------
Income before income taxes..............  $      172,968     $      208,314     $       339,243    $      396,850

Add:
    Interest expense....................          40,714             48,754              84,513            97,145
    Portion of rents
       representative of the
       interest factor..................          11,024             10,251              22,689            20,530
    Amortization of capitalized
       interest.........................             368                368                 736               611
    Minority interest in the
       income of subsidiary
       with fixed charges...............           1,001              1,391               2,098             2,629
                                          --------------     --------------     ---------------    --------------

Income as adjusted......................  $      226,075     $      269,078     $       449,279    $      517,765
                                          ==============     ==============     ===============    ==============

Fixed charges:
    Interest expense....................  $       40,714     $       48,754     $        84,513    $       97,145
    Portion of rents
       representative of the
       interest factor..................          11,024             10,251              22,689            20,530
    Minority interest, excluding
       taxes, in the income of
       subsidiary with fixed charges....           1,456              2,025               3,057             3,827
                                          --------------     --------------     ---------------    --------------

       Total fixed charges..............  $       53,194     $       61,030     $       110,259    $      121,502
                                          ==============     ==============     ===============    ==============

Ratio of earnings to
    fixed charges.......................            4.25               4.41                4.07              4.26
                                          ==============     ==============     ===============    ==============

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.